Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Rambus Canada Inc.
Rambus Delaware LLC
Rambus International Ltd.
Rambus K.K. (Japan)
Rambus Ltd. (Grand Cayman Islands, BWI)
Rambus Chip Technologies (India) Private Limited
Rambus Korea, Inc. (Korea)
Rambus France
Rambus Global Inc.
Rambus Technology Information (Shanghai) Consulting Co. Ltd.
Cryptography Research, Inc.
Mozaik Multimedia, Inc.
Smart Card Software Ltd.
Bell Identification B.V.
Bell ID, LLC
Bell ID Singapore PTE, Limited
Ecebs Limited
Multefile Limited
Accrington Technologies Limited
Nevis Technologies Limited
Unity Semiconductor Corporation
Rambus ROTW Holding B.V.
Rambus Memory Holding B.V.
Rambus Security Holding B.V.